Exhibit 4.5

TRIPARTITE AGREEMENT

UNSECURED DEBT

Tribune Company, Issuer

Citibank, N.A., Previous Trustee

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”) entered into as of the 1st day of August, 2008, among, Tribune Company, a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer”), Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America (“Citibank”), and Deutsche Bank Trust Company Americas, a New York banking corporation (“DBTCA”).

W I T N E S S E T H

WHEREAS, there are currently $84,960,000 aggregate principal amount of the Issuer’s 6.61% Debentures due September 15, 2027, CUSIP No. 887364AF4, and $148,000,000 aggregate principal amount of the Issuer’s 7-1/4% Debentures due November 15, 2096, CUSIP No. 887360AT2   (collectively, the “Securities”), outstanding under an Indenture, dated as of March 19, 1996, as supplemented by the First Supplemental Indenture, dated as of October 19, 1999 and the Second Supplemental Indenture, dated as of June 12, 2000 (collectively, the "Indenture"), between the Issuer (as successor to The Times Mirror Company) and Citibank; and

WHEREAS, Citibank has been acting as trustee, registrar and paying agent (collectively, "Trustee") under the Indenture; and

WHEREAS, Section 610 of the Indenture provides that Citibank may resign at any time and be discharged of the trust created by the Indenture by giving written notice thereof to the Issuer and upon the acceptance of appointment by a successor trustee; and

WHEREAS, Citibank, pursuant to the provisions of Section 610 of the Indenture, has given such written notice to the Issuer on the 25th day of May, 2007, a copy of which is attached hereto as Exhibit A, which resignation shall create a vacancy in the office of the Trustee; and

WHEREAS, Section 610 of the Indenture further provides that the Issuer shall promptly appoint a successor Trustee to fill a vacancy in the office of Trustee under the Indenture; and

WHEREAS, the Issuer wishes to appoint DBTCA as successor Trustee under the Indenture; and

WHEREAS, DBTCA is willing to accept such appointment as successor Trustee on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, DBTCA is eligible to act as successor Trustee under the Indenture;

NOW, THEREFORE, pursuant to the provisions of the Indenture and in consideration of the covenants herein contained, it is agreed among the Issuer, Citibank and DBTCA as follows:

1.
The Issuer hereby accepts the resignation of Citibank as Trustee and, pursuant to the authority vested in it by Section 610 of the Indenture and by resolution of its Board of Directors dated July 22, 2008, a copy of which is attached as Exhibit B, hereby appoints DBTCA as successor Trustee (trustee, registrar and paying agent) under the Indenture, with all the estate, properties, rights, powers, trusts, duties and obligations heretofore vested in Citibank as Trustee under the Indenture.  The Issuer designates the Corporate Trust Office of DBTCA presently located at 60 Wall Street, 27th Floor, Mailstop:  NYC60-2710, New York, New York 10005, Attention: Trust and Securities Services, as the office or agency of the Issuer in New York, New York where the Securities may be presented for payment, registration of transfer and exchange.  Such office shall also constitute the “Corporate Trust Office” as such term is used in the Indenture.

2.	The Issuer represents and warrants that:

(a)	it is validly organized and existing under the laws of the jurisdiction of its incorporation;
(b)	the Securities were validly and lawfully issued;
(c)	to its knowledge, it has performed or fulfilled each covenant, agreement and condition on its part to be performed or fulfilled under the Indenture;
(d)	it has no knowledge of the existence of any default, or Event of Default, or any event which upon notice or passage of time or both would become an Event of Default, under the Indenture;
(e)	it has not appointed any paying agents under the Indenture other than Citibank;
(f)	it will continue to perform the obligations undertaken by it under the Indenture; and
(g)
promptly after the execution and delivery of this Instrument, it will mail or cause to be mailed to each Holder a Notice of Resignation of Trustee and a Notice of Appointment of Successor Trustee, forms of which are attached hereto as Exhibit C and Exhibit D, respectively.

3.	Citibank represents and warrants to DBTCA that:

(a)
it has made, or promptly will make, available to DBTCA originals or copies of all documents relating to the trust created by the Indenture and all information in the possession of its corporate trust department relating to the administration and status thereof and will furnish to DBTCA any of such documents or information DBTCA may select;

(b)
to the best of the knowledge of the Responsible Officers of Citibank, no default, or Event of Default, or any event which upon notice or lapse of time or both would become an Event of Default under the Indenture, exists;

(c)	it has lawfully and fully discharged its duties as Trustee under the Indenture;

(d)
no covenant or condition contained in the Indenture has been waived by Citibank or, to the best knowledge of Responsible Officers of Citibank, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver;

(e)	it has not delegated to any party any of its duties as Trustee under the Indenture and has appointed no Authenticating Agent with respect to any Securities; and
(f)	it holds no Securities for cancellation and no property or money as trustee under the Indenture.

Citibank agrees to investigate from time to time as DBTCA may reasonably request, at the expense of the Issuer, the completeness or accuracy of any information in the Security Register which relates to any transaction occurring prior to the appointment of DBTCA as registrar for the Securities.

4.	DBTCA represents that it is eligible to act as Trustee under the provisions of the Indenture and the Trust Indenture Act of 1939, as amended.

5.
DBTCA hereby accepts its appointment as successor Trustee (trustee, registrar and paying agent) under the Indenture and accepts the trust created thereby, and assumes all estates, properties, rights, powers, trusts, duties and obligations of the Trustee under the Indenture.  DBTCA will perform said trust and will exercise said rights, powers, trusts and duties upon the terms and conditions set forth in the Indenture, provided, however, that it is understood and agreed by the parties hereto that DBTCA does not assume responsibility for or any liability in connection with any negligence or other misconduct on the part of Citibank or its agents in connection with Citibank’s performance of the respective trusts, duties and obligations under the Indenture, and it is further understood and agreed by the parties that the provisions of Section 607 of the Indenture shall survive, for the benefit of Citibank, Citibank’s resignation hereunder.

6.
DBTCA hereby accepts the designation of its Corporate Trust Office as the office or agency of the Issuer in New York, New York where the Securities may be presented for payment, registration or transfer. In addition, DBTCA hereby requests that all notices to DBTCA hereunder or under the Indenture also be delivered to DBTCA at Deutsche Bank National Trust Company Trust & Securities Services 25 DeForest Avenue, 2nd Floor, Mail Stop SUM01-0105, Summit, NJ 07901; Telecopy: (732) 578-4635.

7.
Pursuant to the written request of DBTCA and the Issuer hereby made, Citibank, upon payment of its outstanding charges, receipt of which is hereby acknowledged, confirms, assigns, transfers and sets over to DBTCA, as successor Trustee under the Indenture, upon the trust expressed in the Indenture, any and all property and money and all the estate, properties, rights, powers, trusts, duties and obligations which Citibank now holds under and by virtue of the Indenture.

8.
The Issuer, for the purpose of more fully and certainly vesting in and confirming to DBTCA, as successor Trustee under the Indenture, said rights, powers, trusts and duties, at the request of DBTCA, hereby joins in the execution hereof.

9.
The Issuer, and Citibank hereby agree, upon the request of DBTCA, to execute, acknowledge and deliver such further instruments of conveyance and assurance and to do such other things as may be required for more fully and certainly vesting and confirming in DBTCA all of the properties, rights, powers, trusts and duties of Citibank as Trustee under the Indenture.

10.	Citibank’s resignation as Trustee and DBTCA’s appointment and acceptance as successor Trustee, shall be effective as of the opening of business on August 1, 2008.

11.	Terms not otherwise defined in this Agreement shall have the definitions given thereto in the Indenture.

12.	The effect and meaning of this Agreement and the rights of all parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

13.
This Agreement may be simultaneously executed in any number of counterparts.  Each such counterpart so executed shall be deemed to be an original, but all together shall constitute but one and the same instrument.

14.
The Issuer acknowledges that in accordance with Section 326 of the USA Patriot Act the successor Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with Deutsche Bank Trust Company Americas.  The Issuer agrees that it will provide the successor Trustee with such information as it may request in order for the successor Trustee to satisfy the requirements of the USA Patriot Act.

IN WITNESS WHEREOF, Tribune Company has caused this instrument to be executed by one of its duly authorized officers; Citibank, N.A. has caused this instrument to be executed by one of its duly authorized officers; and Deutsche Bank Trust Company Americas has caused this instrument to be executed by its duly authorized officers, all as of the date first written above.

TRIBUNE COMPANY

By:	/s/ Jack Rodden
Name: Jack Rodden
Title: Treasurer

CITIBANK, N.A.

By:	/s/ Louis Piscitelli
Name: Louis Piscitelli
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Assistant Vice President

By:	/s/ Richard L. Buckwalter
Name: Richard L. Buckwalter
Title: Director